UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

BANCORP OF NEW JERSEY, INC.

(Exact name of registrant as specified in its charter)

NEW JERSEY	001-34089	20-8444387
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1365 Palisade Ave, Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 944-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, Bancorp of New Jersey, Inc. (the “Company”), the bank holding company of Bank of New Jersey (the “Bank”), and Diane Spinner entered into an Agreement and General Release (the “Agreement”), pursuant to which Ms. Spinner’s employment and service as Executive Vice President and Chief Administrative Officer of the Company and the Bank and Corporate Secretary of the Company ceased effective December 16, 2015. Ms. Spinner will continue to serve on the boards of directors of the Company and Bank.

Under the Agreement, the Company will pay Ms. Spinner $184,000.00 in bi-weekly payments over the next twelve months, and will contribute to the costs of her medical and dental continuation coverage at the same rate as the Company contributes to the medical and dental coverage of active employees until the earlier of September 13, 2016 or the date on which Ms. Spinner’s continuation coverage expires.

In consideration of the payments under the Agreement, Ms. Spinner provide the Company, the Bank and related persons with a general release of claims, subject to certain exceptions relating to health, welfare, and retirement benefit plans, equity incentive awards, workers’ compensation, unemployment compensation, the Agreement and claims which by law cannot be waived.  The Agreement includes a customary confidentiality provision.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Agreement and General Release, dated December 16, 2015, between Bancorp of New Jersey, Inc. and Diane Spinner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: December 18, 2015	By:	Michael Lesler
Michael Lesler
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and General Release, dated December 16, 2015, between Bancorp of New Jersey, Inc. and Diane Spinner